As filed with the Securities and Exchange Commission on December 16, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Andersen Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	33-4630773
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Andersen Group Inc.

333 Bush Street, Suite 1700

San Francisco, California 94104

(Address of Principal Executive Offices)

Andersen Group Inc. 2025 Equity Incentive Plan

(Full title of Plan)

Mark L. Vorsatz

Chairman and Chief Executive Officer

Andersen Group Inc.

333 Bush Street, Suite 1700

San Francisco, California 94104

(Name and address of agent for service)

(415) 764-2700

(Telephone number, including area code, of agent for service)

Copies to:

Jay K. Hachigian

Richard R. Hesp

Jeffrey R. Vetter

Alexa Belonick

Elena M. Vespoli

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, California 94063

(650) 463-5335

William Deckelman Chief Legal Officer Andersen Group Inc. 333 Bush Street, Suite 1700 San Francisco, California 94104 (415) 764-2700

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement on Form S-8 (the “Registration Statement”), in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Andersen Group Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-290415), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s prospectus to be filed with the SEC on or about December 17, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-290415); and

(c)	the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43014), filed with the SEC on December 12, 2025 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, as each will be in effect immediately prior to the completion of the initial public offering, contain provisions relating to the limitation of liability and indemnification of our directors and officers. The amended and restated certificate of incorporation provides that the Registrant’s directors and officers will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, to the fullest extent permitted under the Delaware General Corporation Law, as amended from time to time.

The Registrant’s amended and restated bylaws will provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on its behalf. The Registrant’s amended and restated bylaws will provide that the Registrant shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit the Registrant to secure insurance on behalf of any director, officer, employee, or agent for any liability, whether or not Delaware law would otherwise permit indemnification.

The Registrant has entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The form of agreement provides that the Registrant will indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Registrant’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Registrant’s amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

The Registrant currently carries and intends to continue to carry liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are incorporated herein by reference.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Registrant.	S-1/A	333-290415	3.1	December 8, 2025

4.2	Form of Post-IPO Amended and Restated Bylaws of Registrant.	S-1/A	333-290415	3.2	September 19, 2025

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of BDO USA, P.C., independent registered public accounting firm.					X

23.2	Consent of BDO USA, P.C., independent registered public accounting firm.					X

23.3	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained in the signature page hereto).					X

99.1	2025 Equity Incentive Plan and forms and agreements thereunder	S-1/A	333-290415	10.7	December 8, 2025

107	Filing Fee Table					X

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on this 16th day of December, 2025.

ANDERSEN GROUP INC.

By:	/s/ Mark L. Vorsatz
Mark L. Vorsatz
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark L. Vorsatz and Neal Livingston and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark L. Vorsatz Mark L. Vorsatz	Chairman and Chief Executive Officer (Principal Executive Officer)	December 16, 2025

/s/ Neal Livingston Neal Livingston	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 16, 2025

/s/ John Nicolai John Nicolai	Director	December 16, 2025

/s/ Robert V. Gunderson, Jr. Robert V. Gunderson, Jr.	Director	December 16, 2025

/s/ John R. Joyce John R. Joyce	Director	December 16, 2025

/s/ Joseph Karczewski Joseph Karczewski	Director	December 16, 2025

/s/ Ronald Olson Ronald Olson	Director	December 16, 2025

/s/ Dorice Pepin Dorice Pepin	Director	December 16, 2025